Organization of the Deed of Agreement

DEED OF AGREEMENT FOR LICENSING RELATIONSHIP
TO PROVIDE MANAGEMENT SERVICES FOR AUTOMATED LOTTERY GAMES AND OTHER FIXED-RATE NUMERIC GAMES
ADM.MNUC.OFFICIAL REGISTER.0058555.06-20-2016-I

The Customs and Monopolies Agency— Monopoly Area, ADM (Agenzia delle Dogane e dei Monopoli [Customs and Monopolies Agency]), Tax ID Code 97210890584, with office in Rome, Via della Luce,34/a-bis, represented by
[handwritten:]     ROBERTO FANELLI
manager of [handwritten:] CENTRAL DIRECTORATE FOR MANAGEMENT OF GAMING TAXES AND MONOPOLY

AND
The company     [handwritten:]    LOTTO ITALIA SRL
Tax ID Code     [handwritten:] 13854281006                    with registered office at
ROME (RM) VIALE DEL CAMPOBOARIO 2610 POSTAL CODE 00156     and with domicile
at                                         hereinafter indicated as
licensee, represented by     [handwritten:] FABIO ATTILIO CAIROLI
in the role of     [handwritten:] CHAIRPERSON OF THE BOARD OF DIRECTORS

AGREE THAT

unless otherwise explicitly indicated, the terms in bold contained in this document assume the meaning indicated beside of each in the glossary, which forms an integral, substantial, and binding part of this deed of agreement.

WHEREAS

•	with the tender published in the OJ, an open selection procedure was initiated to identify the subject to whom to entrust the license;

•
on date [handwritten:] 04/14/2016, the selection procedure was concluded with the publication on the ADM website of the ranking created by the special selection committee appointed by ADM with provision no. [handwritten:] 28709 of 03/22/2016, which shows that the aforementioned company was granted the award;

•	ADM has verified the accuracy and completeness of the documentation submitted by the licensee and has ascertained the correctness and consistency of the guarantees submitted by the licensee.

AGREE AND STIPULATE THE FOLLOWING

CHAPTER 1
RECITALS, SUBJECT, AND DURATION OF LICENSE

Article 1
Significance of the recitals and other documents

1. The recitals, call for tenders, specifications, technical specifications, and the glossary are an integral, substantial and binding part of the deed of agreement.
Article 2
Subject of the License
1. The subject of the license is the activities and operations for management services for automated Lotto and other fixed-rate numeric games, for its collection through licensees both in the physical distribution network under Article 12 of Law no. 528 of August 2, 1982, as amended, and Article 33, paragraph 1 of Law no. 724 of December 23, 1994, as amended, and the distance distribution network, and the following games in particular:
a) automated Lotto games, including with distance participation;
b) other fixed-rate numeric games, including with distance participation;
c) other fixed-rate numeric games, including with distance participation, which ADM may decide at any time to market through the distribution network.
2. ADM, with reference to the trends in game collection, may suspend, at its unquestionable discretion and with no indemnity to the licensee, at any time during the period of validity of the license, marketing of one or more games under the license.
Article 3
Additions to the License
1. ADM may ask the licensee, who expressly agrees hereafter to accept, to make, within the period of validity and efficacy of the license, change in the activities related to the management of collections of automated Lotto and other fixed-rate numeric games, which become necessary if unforeseeable events occur which cause substantial changes in context, including due to any regulatory modifications, or due to the implementation of provisions regarding public games under Article 2, paragraph 1.
2. Any modifications or additions to the deed of agreement that become necessary are transposed and formalized in a special addendum deed which, signed by both parties, constitutes an integral element of the deed of agreement.
Article 4
Duration of License
1. The duration of the license is nine years, non-renewable, starting on [handwritten:] November 30, 2016.
2. To avoid solutions of continuity of service and the collection of tax revenues when a situation of extreme urgency occurs as a result of objectively unforeseeable events not compatible with the time limits imposed by the selection procedure which requires the publication of a call for tenders, ADM has the right to unilaterally extend the duration of the license for a further six months, under the same terms and conditions of this deed of agreement.

CHAPTER II
GENERAL OBLIGATIONS AND RESPONSIBILITIES OF THE LICENSEE
Article 5
General obligations of the licensee
1. The licensee must provide management services for automated Lotto and other fixed-rate numeric games in compliance with with the prescriptions of this deed of agreement, the specifications, and the technical specifications and related annexes, in compliance with Article 93 of the Consolidated Act on Public Safety.
2. The licensee, in regard to the management of the automated Lotto and other fixed-rate numeric games service, must:

a)
maintain, for the entire duration of the license and for the mandatory management period under Article 31, paragraph 8, below, all the requirements set out for the selection procedure, demonstrating their continued existence upon request of ADM and communicating to ADM any change in this regard;

b)	communicate to ADM any changes of domicile for the receipt of communications and notifications;

c)	observe and adopt all requirements set out by the rules for automated Lotto and other fixed-rate numeric games under the license;

d)
create disclosures to consumers with regard to game rules, as well as prescriptions and current provisions for legal gaming and the promotion of “legal and responsible gaming” and responsible player conduct, oversight of their adoption by players by distance, adoption of the consumer protection measures set out by the consumer code under Legislative Decree no. 206 of September 6, 2005, the prevention of any compulsive gaming behavior under Article 7 of Decree Law no. 158 of the September 13, 2012, 158, converted by Law no. 189 of November 8, 2012, also in implementation of specific institutional communication campaigns by ADM;

e)
communicate to ADM on a quarterly basis, at least thirty days before their start, publicity and promotional initiatives and campaigns aimed at the protection of minors with regard to access to gaming, including those for the protection of players, organized by the licensee;

f)
comply with the provisions established by the ADM regarding use of the institutional logo and the “legal and responsible gaming” logo, according to the provisions of circular ref. no. 2012/2916 of December 20, 2012, published on the Agency’s website, on the homepage for the Monopolies Area;

g)	comply with current anti-money laundering provisions under Legislative Decree no. 231 of November 21, 2007, as amended, as well as the related implementing provisions;

h)	comply with current anti-mafia regulations, and in particular produce documentation for purposes of applying Legislative Decree no. 159 of September 6, 2011, as amended;

i)
Ensure compliance with the prohibition on gaining for minors and the obligations under the aforementioned Article 7 of Decree Law no. 158 of September 13, 2012, converted into Law no. 189 of November 8, 2012.

3. The licensee acknowledges and accepts, expressly and unconditionally, that the granting of the license is subject to full and complete compliance with current anti-mafia legislation. In particular, the licensee acknowledges and accepts that if, with regard to itself and/or its legal representatives and members of its administrative or oversight bodies, the provisions under Articles 67 and 94 of Legislative Decree no. 159 of September 6, 2011 are issued, ADM will begin the procedure for termination of the license, without prejudice to the reimbursement of damages suffered by ADM; for this purpose the licensee agrees to produce, on a quarterly basis, the updated documentation submitted during the entering into of this deed of agreement and in particular, those related to the declaration under the aforementioned Legislative Decree no. 159 of the September 6, 2011, as amended.
4. The licensee acknowledges and accepts that ADM will begin the procedure for termination of the license, without prejudice to the reimbursement of damages suffered by ADM, when the competent authorities receive antimafia information indicating the inaccuracy or partiality of the content of the certificates submitted.
5. The licensee’s attorney must renew annually, by January 31, declaration of the non-existence, in regard to itself and other member of the administrative or oversight bodies, of the causes for prohibition, termination, or suspension under the aforementioned Legislative Decree no. 159 of September 6, 2011, as amended, as well as the non-existence of pending proceedings for application of one of the prevention measures under the same Legislative Decree no. 159 of September 6, 2011, as amended.
6. The licensee ensures, for the entire duration of the license, the complete, efficient, and timely maintenance of the features of the distribution network indicated in the project specifications submitted in the bid, agreeing to correct all emergent criticalities as well as to correct all malfunctions, of any kind, that may occur during the period of use, both in systems and in equipment.
Article 6
Accounting requirements for the licensee
1.The licensee must:

a)
draft the financial statement and deliver, according to any instructions provided by ADM, within fifteen days of approval, the financial statement and quarterly accounting reports for the licensee and those of the subsidiary, necessarily accompanied by the special certification report drafted by a major accounting firm;

b)
submit for the advance authorization of ADM transfer operations of shares, including those for controlling shares, held by the licensee that are likely to cause, during the completion of the operation, a reduction in the financial stability index determined by the Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD (Determination of the objective requirements of licensee companies for public gaming exercised and collected not at distance, and the subjective requirements possessed by the administrators, president, and legal representatives of the licensee companies, published in the Official Gazette of July 2, 2011, no. 152) or with the interdirectorial decrees that may subsequent modify it, without prejudice to the obligation, in such cases, to rebalance, on penalty of termination, the aforementioned index, through increases in capital or other instruments or operations intended to replenish the index within six months from date of approval of the financial statement;

c)
transmit, including electronically, to ADM the minimum informational picture of its economic, financial, technical, and management data, according to the specifications of the cited Interdirectorial Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it.

Article 7
Management requirements of the licensee
1. The licensee must, for the entire duration of the license and the period of mandatory management under Article 31, paragraph 8:

a)
immediately and fully reconstitute the share capital in cases of reduction of the same, or its increase, upon justified request of ADM, if the development of the activities and functions of the license require it;

b)
communicate to ADM in advance for assessment of any change in the composition of its company bodies and, in the event of constitution of a dedicated department, the manager of the department under paragraph 20.4 of the specifications;

c)	maintain its registered address in one of the states of the European Economic Area, communicating any change of address;

d)
maintain possession of sufficient requirements for financial stability, identified in the cited Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it;

e)
maintain, in the charter of the licensee, the provision for suitable measures to prevent conflicts of interests of administrators and, for them as well as the president and legal representatives, special requirements of reliability, honesty, and professionalism, as well as, for at least some of them, independence as defined in the cited Interdirectorial Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it;

f)	maintain the residency of the infrastructure, including technology, hardware, and software, dedicated to the activity under the license in one of the states of the European Economic Area;

g)
to maintain a debt ratio not greater than the value established in the cited Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it, for the entire duration of the license;

h)	maintain control, under Art. 2359 of the Italian Civil Code, again by a subject who fulfills the following requirements and assumes the following obligations:

i.
sufficient capitalization, meaning that the subject has net assets, shown on the most recent approved and certified financial statement, at least equal to the amount set out by the cited Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it, for each percentage point of participation in the capital of the licensee;

ii.
company address, or residence for an individual, in a country not included in the list of tax haven state and territories identified under Articles 110 and 178 of the Consolidated Act on Income Tax under Presidential Decree no. 917 of December 22, 1986, as amended;

iii.
composition of the administrative body, of the required size, with administrators and auditors that fulfill the requirements of reliability, honesty, and professionalism and also meeting, where appropriate, the requirements of honesty as required for purposes of quotations in regulated markets;

i)
upon delivery to ADM, within and no later than fifteen days from their approval, of the yearly financial statement and quarterly accounting statement for the company or the parent holding company, both necessarily accompanied by the appropriate certification report drafted by an auditing firm listed on the Consob roll or supported by equivalent documentation that is suitable in the state of the registered address;

j)
add to the documentation under letter i), within the deadline under the same letter, another report, again drafted by an auditing firm listed on the Consob roll, attesting to the economic and financial situation specifically related to the management of the activities and functions under the license, according to the prescriptions of paragraph 5.3 of the specifications;

k)
transmit to ADM, within and no later than twenty-four months from signing of this deed of agreement, the document attesting to the completed certification of the company Quality Management System in compliance with UNI EN ISO 9001:2008 standards and the document attesting to the completed certification of Information Security Management Systems in compliance with UNI EN IEC 27001 for activities related to the subject of the license, with express agreement to maintain this certification for the entire duration of the license;

l)
communicate to ADM, upon its specific request, all the information needed to assess the methods of organization, management, support, and control of the physical distribution network, with particular reference to the functions of customer service and distribution logistics, for the activities of production, storing, and distribution of gaming material to the physical distribution network.

2. The licensee, upon previous authorization of ADM, may allocate for various purposes other than investments connected to the activities under the license, the additional profits generated by the granting of loans or guarantees to subsidiaries or associated companies, under Article 2359 of the Italian Civil Code, operating in the sector of gaming infrastructure, without prejudice to the maintenance of the requirement of financial stability under the cited Interdirectorial Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it.
3. For purposes of requesting the authorization under paragraph 2, the licensee must provide ADM with documentation attesting to the profits, certified by an auditing firm registered in the Consob special roll, or supported by equivalent documentation that is suitable in the state of its registered address.
4. For purposes of issuing ADM authorization, verified preliminarily with respect to the investment obligations under the agreement, the impact of the allocation of additional profits under paragraph 2 for purposes other than investments connected to the activity under the license on the general company structure of the licensee, will be assessed with particular regard to compliance with the financial stability reequipments as defined in the cited Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it.
5. The licensee assumes all obligations for traceability of financial flows under Art. 3 of Law no. 136 of August 13, 2010, as amended, within the limits of the provisions of the competent authorities. It also agrees to include in contracts signed by third parties regarding the exercise of management of the automated Lotto and other fixed-rate numeric games, on penalty of absolute nullity of the contracts themselves if omitted, a special clause wherein each equally assumes the obligation of traceability of financial flows under Art. 3 of Law no. 136 of August 13, 2010, as amended.
6. The licensee also agrees to immediately communicate to ADM and the relevant local Prefecture –Government Office any breach by its counterparty of the obligations of financial traceability.
7. Failure to use bank or postal transfer or other suitable instruments to allow full traceability of operations, according to the provisions of Law no. 136 of August 13, 2010, as amended, is cause for termination of the license.
Article 8
Requirements for game play
1. The licensee must comply with all requirements set out by current applicable regulations for management services for automated Lotto and other fixed-rate game and those related to activity connected to the collection for the game, abstaining from executing the game with divergent modalities.
Article 9
Modification of ownership of the license and change in the company composition of the licensee
1. The transfer of ownership of the license, directly or indirectly, is subject to the prior authorization of ADM.
2. The licensee, on penalty of termination of the license, agrees to communicate to ADM, for purposes of prior authorization, the transformation of legal form, merger, split, change of company address or company purpose, dissolution of the company, excluding the sale or placement of shares of the licensee in a regulated financial market, as well as to communicate any change in its company composition that exceeds 2 percent over what was previously communicated upon signing of the agreement, with the declaration made under Article 1 of Prime Ministerial Decree no. 187 of May 11, 1991 .
3. The transfer of the license due to sale of the company or company branch cannot be authorized by ADM prior to eighteen months from the date of the entering into of this deed of agreement.
4. For purposes of issuing prior authorization, ADM evaluates the impact of the subjective changes under paragraphs 2 and 3 of the general company structure of the licensee, with regard to, among others, compliance with the requirements of financial stability, as defined with the cited Interdirectorial Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it. ADM also ascertains, for purposes of the authorization under the above paragraphs, that the licensee, upon carrying out subjective modification operations, is not in a situation of breach of one or more of the obligations under this deed of agreement, that the subject resulting from the aforementioned operations is responsible for any debts, including before provision of adequate guarantee, that it is in possession of the requirements and accepts the obligations under the deed of agreement, the specifications, and the technical specifications and relevant annexes.

Article 10
Special obligations of diligence for the licensee
1. The licensee, in order to allow the transfer of the activities and functions under the license, must expressly guarantee, in the twelve months prior to expiration of the license, the full cooperation of its technical and organizational structure with ADM, the incoming licensee, or a third party indicated by ADM. In particular, the licensee must provide the staff assigned by ADM and the incoming licensee with all information and news needed to aid in the transfer of management.
2. The licensee, including in cases of mandatory management under Article 31, paragraph 8, consequent to the revocation or termination of the license, must carry out all the activities necessary to ensure the continuity of the game and to allow the transfer of the activity and its functions to another subject.
Article 11
Obligations of treatment of employed staff
1. The licensee must comply with all regulations in force during the period of validity of the license regarding its employed staff, with specific reference to regulations on social security and worker’s compensation.
2. The licensee also agrees to fully comply with current legislation on workplace health and safety under Legislative Decree no. 81 of April 9, 2008, as amended.
3. The licensee expressly agrees to hold ADM harmless, making itself exclusively responsible for all consequences deriving from any breach of the technical standards and prescriptions under current labor law.
4. The licensee agrees, assuming liability for the related charges, to comply with all obligations to its employees as set out in legislative or regulatory provisions in force related to taxes, labor, and social security, as well as collective labor contracts, including those that are supplementary.
5. The licensee must also apply to its employees the regulatory and remunerative conditions not less than those appearing in the collective labor contracts for the category and in the place where the activities under this license are performed and, in general in any other collective contract that may be signed for the category thereafter that is applicable for the area.
6. The licensee must apply the above-indicated collective contracts even after expiration and until their renewal.
7. It remains expressly agreed that any additional charges deriving from the application of the technical standards and prescriptions under this article will remain the exclusive responsibility of the licensee, who therefore may not advance claims of any kind against ADM.

Article 12
Sole liability of the licensee
1. The licensee expressly assumes, solely and exclusively, all organizational, technical, financial, administrative, accounting, and economic liability, and liability of any other kind, in relation to the execution and management of the activity and functions under this license, including if part of its activity was entrusted, with prior authorization of ADM, to third parties.
2. The licensee expressly agrees to hold harmless and release ADM from any liability toward third parties, including collection points, including collection points, related to or in any way connected to the activities and functions entrusted under the license. In particular, the licensee expressly declares that it releases ADM from any liability regarding activities carried out and services provided to the licensee by collection points in relation to the license.
3. The licensee agrees to immediate communicate to ADM any possible objection regarding the execution and management of the activities and functions under the license from which a dispute may arise.
4. The licensee must, in any case, hold harmless and release ADM from any charge incurred, including for legal expenses, due to:

a)
judicial orders, including those that are not final, related to judgements or proceedings of any kind and nature, that refer, directly or indirectly, to violations of the obligations under this deed of agreement, game rules, or provisions on management services for automated Lotto and other fixed-rate numeric games;

b)	agreements, including settlement agreements, entered into upon the conclusion of a judgement or dispute, referring directly or indirectly to violations of the obligations under this deed of agreement.
Article 13
Economic liability of the licensee
1.The licensee expressly and unconditionally agrees to pay the sums due for any reason for the execution of the deed of agreement as well as any other standard or provision or regulation that governs management services for automated Lotto and other fixed-rate numeric games, according to the methods and timeframes set out by the same.
2.The licensee expressly declares that it is aware of the current market potentials for automated Lotto games and other fixed-rate numeric games. Therefore, no objection or request in this regard for the reduction of movement of games or connected compensation due to the licensee, including in terms of lacking information, for causes not attributable to ADM but to popularity among users, may be made in relation to the effective period of the license and the mandatory management under Article 31, paragraph 8.
3.The licensee expressly declares that it is aware that Article 14 of Law no. 23 of March 11, 2014 enabling the government to reorganize the tax system, including provisions on public gaming. Therefore, it expressly agrees to accept any change in the conditions set out by this agreement that may emerge from the approval of the relevant enabling decree.
4. The licensee assumes, therefore, the business risk related to the realization and management of the activities and functions under this deed of agreement, except in cases of force majeure or events due exclusively to third parties that exclude any liability of the licensee, including for negligence. For this purpose, the licensee agrees to take all suitable measures to prevent third parties from intervening in the collection and management of games and the correct transmission of data flows. Consequently, the licensee assumes the burden of any possible loss not falling under the normal economic risk of the gaming business area or attributable to negligence in the exercise of its own functions, both with regard to the granting Agency and the users of the public service, releasing ADM from any liability and simultaneously waiving any claim for reimbursement, for any reason, with regard to the same.
5. The licensee fully assumes the charges deriving from any type of dispute with players that may in any case arise from the management of the automated Lotto and other fixed-rate numeric games service, releasing ADM from any consequent liability.
6. All expenses and charges, including taxes, related or connected to the activity under the license, are to be borne by the licensee, including expenses for registering this deed of agreement.
Article 14
Financial liability of licensee
1. The licensee must ensure the correct management of payments of sums due to ADM, using the methods set out by the provisions that govern management services for automated Lotto and other fixed-rate numeric games under the license, as well as other provisions set out by ADM.
2. The licensee is directly responsible and provides for the correct and timely payment of winnings for which it is responsible and reimbursements, including payments due to claims of players, being personally and financially responsible for them, without exception, according to the provisions of current regulations.
3. The parties expressly agree that in cases where the licensee, in compliance with the distance game provisions and with the regulations for automated Lotto and other fixed-rate numeric games, carries out the distance collection of the same, making use of third parties for the payment of winnings and payment of reimbursements, it must monitor the correct and timely fulfillment by the third party on its behalf, remaining financially liable, without exception, for any obligations not honored by it.
4. The licensee must pay the amount related to the tax revenues taken from collection points by the deadlines set out in current legislation.
5. Under the conditions set out under Article 6 of Directorial Decree no. 2012/36133/gaming/ltt of August 3, 2012, the licensee is jointly responsible for the payment of tax revenues from automated Lotto and other fixed-rate numeric games made at the collection point of the physical distribution network.
6. The licensee is also jointly responsible with the collection point for payment of tax revenues determined on the gaming collection made after suspension orders for collection points that the license does not make within the terms established by ADM.
7. The licensee must carry out the distribution, including extraordinary, of dividends, only on condition that the advance declaration transmitted to the ADM shows that all the investment obligations under the agreement have been met.
8. The licensee, without prejudice to loans and guarantees already granted as of the date of signing of the deed of agreement – except those not strictly intended to obtain indirectly, through intragroup loans, greater financial resources under market conditions more efficient and functional to the exercise of the activity falling under the company purpose of the licensee or the subject of the license – cannot grant loans or guarantees to parent companies, subsidiaries, or associated companies under Art. 2359 of the Italian Civil Code, or connected or controlled by the same parent company, with exception for companies controlled or connected under Article 2359 of the Italian Civil Code, operating in the gaming infrastructure sector, without prejudice to the maintenance of the requirements of financial stability under Decree of the Ministry of Economy and Finance of June 28, 2011, no. 1845/Strategies/UD, or with the interdirectorial decrees that may subsequently modify it. In any case, the licensee must, within ten days from the appearance of the event, provide timely communication to ADM for the loans and guarantees provided.
Article 15
Obligations related to intellectual property
1. The licensee expressly and unconditionally agrees to release and hold ADM harmless for all claims, liabilities, losses, and damages claimed by any party, including in cases where the licensee uses devices and technical solutions for which others have already obtained intellectual property rights.
2. If judicial or extrajudicial action is taken against ADM for violation of exclusive industrial property rights, copyright, or right to use of economic exploitation regarding original works, the licensee must provide its unconditional assent for the exclusion of ADM for the purposes and effects of Article 108 of the Italian Code of Civil Procedure.
3. Each party will immediately notify the other in writing if they have brought legal action under this article.
4. The licensee expressly and unconditionally agrees to in any case cover all ADM's defense costs at all levels of judgment for violations under paragraphs 1 and 2 brought against ADM.
5. The licensee must, in any case, hold harmless and release ADM from any charge incurred, including for legal expenses, due to:

a)	judicial orders, even those that are non-final, related to judgements or proceedings of any kind and nature, that refer, directly or indirectly, to violations of the obligations under this article;

b)	agreements, including settlement agreements, entered into upon the conclusion of a judgment or dispute, referring directly or indirectly to violations of the obligations under this article.
6. The licensee is obligated to grant ADM all exclusive industrial property rights and rights to use and economic exploitation regarding original works connected to management services for automated Lotto and other fixed-rate numeric games, which it invents, introduces, or develops during the validity of the license. Original works include developments and adjustments of gaming software, with regard to which the licensee expressly agrees to grant ADM, even after the expiration of the license, exclusive property rights to the relevant source code. The licensee is therefore obligated to register the aforementioned rights in favor of ADM, within 30 days of their first use.
CHAPTER III
EXERCISE OF MANAGEMENT SERVICES FOR AUTOMATED LOTTO AND
OTHER FIXED-RATE GAMES
Article 16
Commitments of the licensee in regard to the management of the automated Lotto and other fixed-rate numeric games service
1.The licensee expressly agrees to assume management of the automated Lotto and other fixed-rate numeric games service starting from [handwritten:] November 30, 2016.
2.The licensee expressly and unconditionally agrees to guarantee the correct collection of the automated Lotto and other fixed-rate numeric games through the operation of the distribution network, both physical and distance, according to the service levels set out in the technical specifications in Annex 1 to this deed of agreement. The unauthorized suspension of collection, as well as the failure to comply with the agreements made during the tender will lead to, if not termination or revocation, application of the penalty set out by Article 29, paragraph 2, letter r), as well as the application, where appropriate, of the other sanctions set out in this deed of agreement or other regulations. If this unauthorized suspension takes place for more than thirty-six consecutive hours or more than ninety-six non-consecutive hours, AAMS has the right to start the proceeding for termination of the license.
3. The licensee is prohibited from accepting the collection of the automated Lotto and other fixed-rate numeric games in areas other than collection points which constitute the physical and distance distribution network. This is without prejudice to ADM’s ability to authorize, by its own provisions, the licensee, upon manifestations of particular importance and limited to the performance of the same, to opening temporary sales points for collection and acceptance of public games under the license.
4. The licensee also expressly and unconditionally agrees:

a)
to technologically update the electronic network system and gaming terminals according to quality standards that ensure maximum security and reliability, according to the investment plan indicated in the technical bid. Technological update interventions included in the investment plan will be subject to special annual verification by ADM;

b)
to annually pay to the public treasury sums that were not invested according to the investment plan under point a) and without prejudice to the obligation in any case to make the unrealized investment in the next year. Sums for interventions on the electronic network already contracted and which have already begun execution but not yet concluded during the year and to be concluded in the first quarter of the next year are understood to have been invested;

c)
to make the investments for technological update of the electronic network system and gaming terminals under point a) according to the investment plan indicated in the technical bid and at maximum in the first five years of the license;

d)
print and distribute the participation sheets and all gaming material related to the automated Lotto and other fixed-rate numeric games, using the standard formats defined and approved by ADM provision, in quantities adequate to cover the needs of the physical collection points;

e)
regularly provide physical collection points with the materials needed for collection of automated Lotto and other fixed-rate numeric games, as well as institutional communication materials and products intended for players such as, for example, game rules and the disclosure material set out under Article 7 of Decree Law no. 158 of 2012;

f)
inform collection points in advance with regard to provisions and requirements set out by regulations concerning automated Lotto and other fixed-rate numeric games, as well to provide immediate notification of any modification or addition to the same;

g)	ensure to collection points:

•	constant professional update on the standards and regulatory provisions on automated Lotto and fixed-rate numeric games, with particular reference to technical training regarding gaming and sales;

•	marketing of the same, also guaranteeing the monitoring of sales;

•	the management and use of technical equipment, including procedures for management of any abnormalities in functioning of the electronic network and gaming terminals;

•	support to physical collection points for the management of technical problems, consistent with the service level set out in paragraph 5 of the technical specifications.
5. The licensee expressly and unconditionally agrees to continuously update the website, under Chapter 3 of the technical specifications, dedicated to player information.
6. The licensee transmits to ADM, continuously and electronically, all the information on its own processing systems, according to the methods set out in the communication protocol.
7. The licensee transmits to ADM, continuously and electronically, using the methods and timeframes defined by ADM, all further information requested by the same with regard to the status of the automated Lotto and fixed-rate numeric games as well as anything else deemed necessary by the ADM for purposes of exercising the automated Lotto and other fixed-rate numeric games by the licensee.
8. The licensee agrees to adopt, with suitable investments, all the initiatives for communication and disclosure to players; on this topic it must present annually, for purposes of evaluation and sharing with ADM, the plan for projects and initiatives it intends to adopt in the coming year. The aforementioned plan will indicate implementation times and the expenditure amount for the various initiatives. The licensee agrees to submit, before adopting any individual project of a publicity or promotional nature, certification regarding the correspondence of the same to the prescriptions contained in the advertising self-regulation code issued by the Institute of Advertising Self-Regulation or a body deemed equivalent.
9. The licensee agrees to submit development update projects for the automated Lotto and other fixed-rate numeric games: the developments and updates must not violate the provisions of current regulations on copyright, trademarks, patents, nor contain elements contrary to law, public order, and morality, and the licensee submits for this purpose suitable documentation, assuming full and sole responsibility, both civil and criminal, for any violations.
10. The licensee agrees to communicate to ADM in advance its communication and disclosure initiatives on the national and local levels
11. The licensee agrees to communicate to ADM any modifications of the distinctive marks related to activities under the license, in compliance with current legislation and the deed of agreement. It also agrees to use, for all the purposes under the license, the acronyms “Lotto” and “10eLOTTO”.
12. The licensee agrees to include on gaming receipts, in addition to legal indications, all indications ADM deems appropriate to include.
14. The licensee agrees to fulfill the accounting requirements set out by current legislation and the provisions issued by ADM, within the timeframes and using the methods set out therein.
Article 17
Commitments of the licensee regarding the development of automated Lotto and other fixed-rate games
1.The licensee, with regard to the development of the automated Lotto and other fixed-rate numeric games expressly agrees to guarantee the implementation of the innovations ordered by ADM.
Article 18
Commitments of the licensee with regard to the management of the automated Lotto and other fixed-rate numeric games service with distance participation
1. The licensee expressly and unconditionally agrees to assume the management of collection for the automated Lotto and other fixed-rate numeric games with distance participation; this collection is done through the distance distribution network, as set out by the directorial decree of the ADM and consistent with the requirements of the specifications and technical specifications.
2. The licensee is prohibited from accepting the collection of the automated Lotto and other fixed-rate numeric games in areas other than the collection points that constitute the distance distribution network.
3. The licensee agrees to electronically transmit to ADM a copy of each contract with the distance collection point and the relevant Annexes.

4. The licensee expressly and unconditionally agrees to adopt rules on the means of payment set out by the regulatory and administrative provisions in force. In the event the third parties are used for the performance of its activities and functions, the licensee is exclusively responsible to ADM and consumers for the services rendered by third parties on its behalf for this purpose.
Article 19
Use of non-tangible assets for automated Lotto and other fixed-rate numeric games
.
1. The licensee may use, on its own behalf or for third parties, upon authorization of ADM, the intangible assets under Article 16, paragraph 11, in relation to management services for automated Lotto and other fixed-rate numeric games.
2. The licensee, for the use of the assets under paragraph 1, submits to the ADM the related economic/technical feasibility project with indication of the relative fee.
CHAPTER IV
OPERATION OF THE PHYSICAL DISTRIBUTION NETWORK FOR MANAGMENT OF THE AUTOMATED LOTTO AND OTHER FIXED-RATE NUMERIC GAMES SERVICE
Article 20
Technical and organizational commitments of the licensee in regard to the operation of the physical distribution network for the collection of automated Lotto and other fixed-rate numeric games
.
1. The licensee, with regard to the operation of the physical distribution network for the collection of automated Lotto and other fixed-rate numeric games, expressly and unconditionally agrees to comply with the prescriptions of the technical specifications, to guarantee the alignment of the services to the security needs of the game, in fulfillment of tax obligations, as well as the development of the offerings of automated Lotto and other fixed-rate numeric games. In particular, the licensee expressly and unconditionally agrees to ensure:

a)	maintenance of the functionality of the features of the physical distribution network in compliance with the prescriptions set out in Annex 1;

b)
full conformity of the technological features to the requirements and technical/functional specifications set out in the technical specifications, as well as the technical adjustments required by ADM to guarantee over time the maintenance of technological value of the distribution network for the collection of automated Lotto and other fixed-rate numeric games.

2. The licensee, in particular, with reference to the physical distribution network, expressly unconditionally agrees to guarantee its management and development through:

a)	reporting to ADM, using the methods defined by the same, illegal and irregular behavior at physical collection points and significant abnormalities;

b)	activation of the connection of new physical collection points to the electronic network, in compliance with the technical specifications;

c)	communication to ADM, according to the methods indicated in the technical specifications, of information regarding physical collection points;

d)	support to physical collection points using contact center remote assistance tools as well as, where necessary, onsite access.
3. The licensee, in particular, with reference to the technological features, expressly agrees to ensure their functioning and development through:

a)	the operation and adjustment of the processing system, according to the technical specifications;

b)	the constant monitoring of the full and continuous functioning of the electronic network, as well as gaming terminals;

c)	the technical, ordinary, extraordinary maintenance of the electronic network and gaming terminals and support equipment for the timely restoration of full and continuous functionality;

d)
the constant update and implementation of hardware equipment and gaming software, central and peripheral, as well as the renewal of the total fleet of gaming terminals and support equipment, according to the technical specifications;

Article 21
Obligations of the licensee regarding the update of inventory of tangible and intangible assets
1. By June 30 of each year, the licensee transmits to ADM the inventory of assets listed in the sections “Tangible assets” and “Intangible assets”, resulting from the interventions carried out by the licensee during the previous calendar year.
2. Based on the inventory, ADM evaluates the entire automated system as shown in the inventory. Under certain conditions, ADM, after consultation with the licensee, will apply the penalty under Article 29, paragraph 2, letter j) and in the cases set out will proceed to enforce the relevant guarantee under Article 24, paragraph 5, letter b.
3. Beginning at the start of the license, in derogation of the deadline under paragraph 1, the licensee expressly agrees to update the inventory of assets, “Intangible assets” section, within 10 days of registration in favor of ADM, set out by Article 15.
Article 22
Devolution for the collection of automated Lotto and other fixed-rate numeric games
.
1. At the end of the license, the licensee devolves to ADM, with no charges to be borne by it and upon its request, all tangible and intangible assets that constitute the network of physical collection points, as well as ownership of the entire automated system, including the availability of the premises, equipment, including the terminals at all collection points, systems, structures of the archiving programs and anything else required for the complete functioning, management, and functioning of the system, as shown in the most recent inventory approved by ADM; these assets must be free of the claims and rights of third parties at the time of devolution .
2. Devolution operations are started by the licensee in the six months prior to the expiration of the license, or the case of revocation of the license or termination of the license, within the timeframes defined in the relevant order of the ADM under Article 30, paragraph 5, letter a). The devolution operations will start in consultation between ADM and the licensee, safeguarding the need not to compromise the functionality of the distribution network. The assets must be devolved to ADM in conditions such as to ensure the continuity of the functioning of the distribution network with the same levels of service set out by Annex 1. The costs of transferring of the distribution network are to be borne by the licensee.
3. ADM, for purposes of the devolution, ascertains, after a positive technical/administrative verification, the technological value of the entire automated system. If there are any evident diversions from the commitments assumed by the licensee, ADM will proceed to enforce the guarantee under Article 24, paragraph 5, letter b).
4. If the license is assigned to another subject, ADM may require methods of direct devolution.
Article 23
Use of the telecommunications network for management of the automated Lotto and other fixed rates numeric games service for any services other than those under the agreement
1. The licensee may use the telecommunications network for the provision, directly or indirectly, of services other than management services for automated Lotto and fixed-rate numeric games, as long as it is compatible with the collection in the opinion of ADM.
2. For this purpose, the licensee submits to ADM the relevant technical feasibility plan; in any case, this is without prejudice to the liability of the licensee for any damages arising from such uses.
3. Contracts for the use of the telecommunications network for different services, a copy of which must be delivered immediately to ADM, must without exception specify:

a)	an expiration date prior to that of the license;

b)	in cases of revocation of the license or termination of the license itself.
CHAPTER V
REGULATION OF THE LICENSING RELATIONSHIP
Article 24
Guarantee for the correct execution of the license obligations and commitments
1. The licensee must provide, on penalty of termination, a guarantee for the correct execution of the license obligations and commitments, in the form of a deposit, in cash or government bonds, or through a guarantee issued by banks, credit institutions or insurance institutions; this guarantee, of a duration equal to the license, must be irrevocable, independent o the principal obligation, any exception removed upon first request, with express waiver of the benefit of discussion, and with express waiver of the exception under Article 1957, paragraph 2 of the Italian Civil Code. The licensee must renew the guarantee annually, upon request of ADM, for the possible period of mandatory management under Article 31, paragraph 8, or for the extension under Article 4, paragraph 2. The guarantee must be valid for all breaches that occur during the licensing relationship, including those occurring after the expiration of the license or any mandatory management or extension period, up to 2 years after the expiration date of the license itself or any mandatory management or extension period.
2. The amount of this guarantee is equal to €75,000,000.00 (seventy-five million euros and no cents).
3. The guarantee is adjusted annually according to the provisions of paragraph 6, below.
4. The following constitutes the subject of the guarantee, for the entire duration of the license, including the mandatory management under Article 31, paragraph 8: the correct execution of activities and functions given in license, fulfillment by the licensee of all of contractual obligations, including those to players, the maintenance of the subjective and objective requirements and service levels and, in particular, the timely and accurate payment of the tax revenues, as well as any penalties and sanctions and any other earning established by regulations on automated Lotto and other fixed-rate number games.
5. This guarantee covers the following specific obligations:

a)
the timely and accurate payment of the amounts owed for taxes and any other income established by regulation on management services for automated Lotto and other fixed-rate numeric games, for the entire duration of the license;

b)
the maintenance of technological value of the entire automated system in use for management services for automated Lotto and other fixed-rate numeric games, as well as the fulfilment of all the obligations to ADM set out in this deed of agreement, with particular reference to devolution operations under Article 22, paragraphs 1 and 2;

c)	the complete realization of all interventions set out in the project specifications and organizational plan;

d)	the correct execution of the activities and functions entrusted in license, as well as the fulfillment of all obligations to consumers by the licensee;

e)	the performance of technological updates of the electronic network system and gaming terminals set out by Article 16, paragraph 4, letter a).
6. The amount of the guarantee under paragraph 2 is adjusted annually, starting January 1, 2018, at the rate of 15 percent of the premium received by the licensee for the prior calendar year, without prejudice to the fact that the amount of the guarantee cannot be less than €75,000,000.00 (seventy-five million euros and no cents). This guarantee is adjusted by March 31 of each year, based on the amount communicated by ADM by January 31 of each year. Failure of the licensee to adjust the amount of the guarantee by the aforementioned deadlines will be cause for termination of the license.
7. The guarantee under paragraph 1 must expressly provide that “if the license is ordered terminated or revoked, the deposit, after communication to the licensee and the institution that issued it, is confiscated by ADM”, without prejudice to the right of ADM to request reimbursement for further damage.
8. In case of partial confiscation of the guarantee under paragraph 2 for purposes of the provisions of the deed of agreement, the license must replenish it, within and no later than the period of forty-five days from ADM’s request. Failure to replenish within the aforementioned deadline is cause for termination of the license.
9. In the event of transfer of ownership of the license under article 9, the new licensee must provide the guarantee under paragraph 2 to finalize the sale.
Article 25
Sums and fees to be paid to ADM
1. The licensee must pay ADM any fee for services rendered by the same regarding methods of payment under article 1, paragraphs 290 and 291 of Law no. 311 of December 30, 2004.
2. The scope of the fee under paragraph 1, the deadlines for its payment, and methods of payment are set by an addendum to the deed of agreement, under Article 3, paragraph 2. The licensee agrees to sign this document within one month of the date of adoption of the provisions governing payment methods under paragraph 1, above.
3. The licensee must also pay ADM the amount under Article 19, paragraph 2, for use of the intangible assets intended for management services for automated Lotto and other fixed-rate numeric games, according to the methods set out in the aforementioned addenda to the license under Article 3, paragraph 2.
4. The licensee, in addition to paying the amount of the price indicated in the bid of €350,000,000.00 (three hundred and fifty million euros and no cents) paid upon award of the license, agrees to pay the amount of the price indicated in the bid of €250,000,000.00 (two hundred and fifty million euros and no cents) in the year 2016 upon actually assuming the automated Lotto and other fixed-rate numeric games service by the licensee and the remaining amount of the total price of the award of the license by April 30, 2017, as indicated in the economic bid.
Article 26
Licensee premium
1. With regard to the requirements connected to entrusting of the activities and functions set out by the license for management services for automated Lotto and other fixed-rate numeric games, the licensee is allocated a premium of 6% (six percent) of the collection. This compensation is owed to the licensee for execution of the same activities during the period of mandatory management.

Article 27
Technical verifications
1. ADM, whenever the opportunity should arise, may carry out, including through sampling, specific checks for compliance with the project specifications and technological investment, as well as technical/functional verifications of the collection network, both physical and distance, including in the case of technological adjustments.
2. All charges and expenses connected to operations for access, inspection, verification, and control, excluding expenses for the transfer of employed staff, are to be borne by the licensee.
Article 28
Exercise of monitoring, control, and inspection activities
1. ADM, during the period of validity and efficacy of the license and possible mandatory management, exercises monitoring, control, and inspection activities of the licensee, with specific reference to the execution of all the activities and functions under the license.
2. ADM, through its employees, may unilaterally proceed to carry out controls and inspections, including access without advance notice, at the sites of the licensee and, with regard to the technological features used, also at the sites of third-party providers.
3. The licensee must make available, within the set deadlines, all information and documents requested by ADM, as well as the equipment and instruments required to inspect the items necessary to check service levels. In case of inspections and access, the collaborators of the licensee must provide unconditional assistance to ADM employees.
4. The licensee guarantees the electronic transmission of game and accounting data to the ADM control system according to the technical specifications and the binding deadlines defined by ADM. The connection between the ADM processing system and the ADM control system must be dedicated, permanent, high-capacity and highly reliable.
5. The licensee expressly and unconditionally agrees to provide, at its own expense, for the elimination of malfunctions detected by ADM, within the deadlines indicated by ADM when raised as an objection.
6. The licensee is responsible for all expenses related to verification and control, calibration, and extraction commissions.
Article 29
Penalties
1.Without prejudice to cases of termination of the license set out by this deed of agreement, ADM, after the formal objection to the licensee, raised within 180 days from detection of the breach, and the evaluations of any rebuttals that the licensee may submit within 30 days of receipt of the objections, the penalties set out by subsequent paragraphs may apply. The penalties, which do not exonerate the licensee from any possible civil liability toward third parties nor further damage that may have been caused to tax interests, are determined considering the severity of the breach, repetition of the violation, damage actually caused, and any actions taken to eliminate or attenuate the consequences of the breach itself.
2.In the event of breach of the obligations under the license, the following penalties are established:

a)
for failure to comply with legal prescriptions and administrative authorizations required for the exercise of management services for automated Lotto and other fixed-rate numeric games: penalty of €10,000 (ten thousand euros and no cents);

b)
for delay in resolving malfunctions, under Article 28, paragraph 5: penalty of €1,000.00 (one thousand euros and no cents); if the malfunctions are particularly serious or there is an unjustified delay in taking the actions required to resolve it, a penalty of €5,000.00 (five thousand euros and no cents) in addition to application of other penalties where specified;

c)
for failure to comply with the service levels under Annex 1, the following penalties are applied, for each breach detected, in relation to the severity and duration of the same, whose amount is shown in Annex 1;

d)
for failure to comply with deadlines for delivery of the documentation under Article 7, paragraph 1, letter i), a penalty is applied of €1,500.00 (one thousand five hundred euros and no cents) until the tenth day of delay inclusive, €5,000.00 (five thousand euros and no cents) for a delay inclusive between the eleventh and twentieth day, of €10,000.00 (ten thousand euros and no cent) in case of delay beyond the twentieth and up to the thirtieth day, and €20,000.00 (twenty thousand euros and no cents) past the thirtieth day;

e)
in the event of delay or incomplete transmission to the ADM control system of the information and data under Article 16, paragraph 7: penalty of €1,000.00 (one thousand euros and no cents) per day for the first five days, €5,000.00 (five thousand euros and no cents) per day for the next five days, €10,000.00 (ten thousand euros and no cents) per day for each additional day; the continuation of the breach for more than thirty days may lead to the termination of the license;

f)
in the event of failure to transmit to ADM the minimum disclosure framework under article 6, paragraph 1, letter c), the penalty under Article 3, paragraph 3 of the Interdirectorial Decree of the Ministry of the Economy and Finance of June 28, 2011, no. 1845/Strategies/UD;

g)
for documented delayed payment of winnings and reimbursements to players under Article 14, paragraphs 2 and 3, a penalty equal to 50% (50 percent) of the amounts due to the player will be owed, without prejudice to the obligation to pay the amount owed to the player; if the delay occurs more than 10 times in one calendar year, the penalty is increased to 100% (one hundred percent) of the amounts due;

h)
for failure to comply with the prescriptions regarding registration of intellectual property rights under Article 15, a penalty equal to the amount of €10,000.00 (ten thousand euros and no cents), without prejudice the initiation of proceedings for termination in the event of manifest harm to the public interest;

i)
for each individual use of the assets under Article 19, paragraph 1, without prior authorization of ADM, a penalty will be applied of €10,000.00 (ten thousand euros and no cents). The penalty will be increased to €30,000.00 (thirty thousand euros and no cents) where ADM does not authorize the licensee after the fact, without prejudice to the initiation of termination proceedings in the event of manifest harm to public interest;

j)
for failure to comply with the deadlines both for transmission of inventory of assets under Article 21, paragraph 1, and for update of the same under Article 21, paragraph 3, a penalty is applied of €1,000.00 (one thousand euros and no cents) until the tenth day of delay inclusive, €5,000.00 (five thousand euros and no cents) for a delay inclusive between the eleventh and twentieth day, of €10,000.00 (ten thousand euros and no cents) in case of delay beyond the twentieth and up to the thirtieth day, and €20,000.00 (twenty thousand euros and no cents) past the thirtieth day;

k)	for failure to comply with the prescriptions regarding maintenance of technological value of the physical distribution network, the penalties under Annex 1 of this deed of agreement shall apply;

l)
for the use of the telecommunications network without prior authorization of ADM under Article 23, paragraph 1, a penalty of €10,000.00 (ten thousand euros and no cents) will apply, without prejudice to the initiation of termination proceedings in the event of manifest harm to the public interest;

m)
for failure to comply with the obligations of the licensee under Article 23, paragraph 3, a penalty equal to the amount of €10,000.00 (ten thousand euros and no cents), without prejudice to the initiation of termination proceedings in the event of manifest harm to the public interest;

n)
for the delayed payment of the fee under Article 25, paragraph 1, a penalty equal to 5% (five percent) of the total amount due and not paid by the specified deadline. The total amount of the penalty is reduced by 30% (thirty percent) if the licensee makes the payment of the amount due and the penalty within fifteen days of the formal objection of ADM;

o)
for delayed payment of the fee under Article 25, paragraph 3, a penalty equal to 5% (five percent) of the total amount due and not paid by the specified deadline. The total amount of the penalty is reduced by 30% (thirty percent) if the licensee makes the payment of the amount due and the penalty within fifteen days from the formal objection of ADM;

p)
for the delayed payment of the amount of the award price under Article 25, paragraph 4, of the share of tax revenue and any further amounts due to ADM, based on current regulations on automated Lotto and other fixed-rate numeric games and current provisions on financial flows, a penalty equal to 5% (five percent) of the amounts for each day of delay after the fifteenth day, without prejudice to the initiation, where specified, of the proceedings for termination of the license;

q)
for failure to comply with the prescriptions regarding mandatory management, under Article 31, paragraph 8, below, defined by ADM in the order for termination of the license, penalties are applied in proportion to the severity of the breach, up to the amount of the guarantee under Article 24, paragraph 2;

r)
for unauthorized suspension of the activities and functions under the license, in relation to the collection of the automated Lotto and other fixed-rate numeric games, under Article 16, a penalty is applied equal to:

•	€ 10,000.00 (ten thousand euros and no cents) for the first hour or fraction thereof of suspension of the distribution network, both physical and distance, €100,000.00 (one hundred euros

•
and no cents) for each hour or subsequent fraction thereof, without prejudice to reimbursement for greater damages to the Treasury due to failure to collect and the right to revocation under Article 16, paragraph 2;

•	€ 500.00 (five hundred euros and no cents) for each distance collection point involved, without prejudice to ADM's right to claim greater damages to the Treasury due to failure to collect;

s)	for any other violation of the contractual clauses other than those above: penalty of €1,000.000 (one thousand euros and no cents);

t)
for failure to carry out, in an amount greater than 30%, the investments set out in the plan contained in the technical bid, within the deadlines indicated therein, as well as that set out by Article 16, paragraph 4, letter b), a penalty will be applied consisting in reduction of the premium by an amount equal to the percentage of investments not made, starting from the subsequent year and until the investments are completed.

u)
for delay in activating the primary site and Geographic Disaster Recovery with respect to what is indicated in the project specifications: penalty of €100,000.00 (one hundred thousand euros and no cents) for each quarter or fraction thereof of delay;

v)
For delay in updating the physical collection points according to the indications in the investment plan: penalty of €1,000.00 (one thousand euros and no cents) for each collection point not updated for each quarter of delay or fraction thereof;

w)
for delay in connecting with the ADM control system with respect to what is indicated in the technical specifications: penalty of €1,000.00 (one thousand euros and no cents) and per day for the first 15 days; penalty of €2,000.00 (two thousand euros and no cents) per day for the following days; the extension of the breach for more than thirty days may lead to termination of the license.

3. The licensee expressly and unconditionally agrees to pay the penalty set out in paragraph 2 using the methods indicated in the order of formal objection under paragraph 1.
4. In case of delayed payment of any sum due to ADM for any reason under this deed of agreement, interest is due, to be applied at the legal interest rate, calculated from the day after the expired deadline to that of the actual payment.
5. The sanctions set out by the current applicable regulations shall remain applicable in cases of delayed or omitted payment of the amounts due in taxation.
6. ADM shall maintain the right to request reimbursement for further damages in violation of this agreement attributable to the licensee, including by negligence, which have caused economic harm to the Treasury or ADM.

CHAPTER VI
REVOCATION AND TERMINATION OF THE LICENSE
Article 30
Revocation and termination
1. ADM may revoke the license in the cases set out under Article 21-quinquies of Law no. 241 of August 7, 1990, as amended.
2. ADM, for purposes of protecting the interests of the Treasury and consumers, will terminate the license, in addition to other cases expressly set out by this deed of agreement or current regulations, in the following cases:

a)
the licensee unjustifiably ceases collection activities for automated Lotto and other fixed-rate numeric games for causes other than force majeure for more than thirty-six hours consecutively or ninety-six hours non-consecutively;

b)
with regard to the licensee, the legal representative, or administrators or the licensee's parent company, there is a persistent failure to fulfil the requirements and conditions established for the awarding of the license by law or by tender regulation;

c)	the licensee transfers management without the prior consent of ADM;

d)	the licensee does not submit for prior authorization of ADM operations that involve subjective changes under the above Article 9, paragraph 2;

e)	the licensee does not maintain the debt ratio within the value under the above Article 7, paragraph 2, letter g);

f)
the licensee does not, within six months of approval of the financial statement, rebalance its financial stability index under Article 7, paragraph 1, letter d), when it has undergone a reduction due to transfer operations for shares, including controlling shares, held by the licensee;

g)	the licensee, in the absence of authorization of ADM, allocates the additional profits under Article 7, paragraph 2 for purposes other than investments connected to the activity entrusted in license;

h)
with regard to the licensee, the legal representative, or administrators of the licensee, court orders were issued or a criminal order became irrevocable or an order applying a penalty upon request, under Art. 444 of the Italian Code of Criminal Procedure, for serious crimes against the state or the EU that affect professional morality, and any case for the crimes cited in Article 38, letters c) and h) of Legislative Decree no. 163 of April 12, 2006 ; the same treatment will apply in the cases set out by Article 38, letter m-ter of the cited Legislative Decree no. 163/2006 (failure to report crimes of extortion and aggravated collusion under Article 7 of Decree Law no. 152/1991) and for any case of a crime which was brought to trial and that ADM, due to its nature, severity, method of execution, and connection with the subject of the activity granted in license, believes to rule out the reliability, professionalism, and moral suitability of the licensee, or for the cases under Article 24, paragraph

25, of Decree Law no. 98 of July 6, 2011, converted with modifications by Law no. 15 of July 15, 2011;

i)	failure to comply with the provisions under Article 3, paragraph 2;

j)
the licensee severely or repeatedly violates current provisions on automated Lotto and other fixed-rate numeric games, including failure to comply with regulations by third parties engaged by the licensee to perform services connected to distance collection of automated Lotto and other fixed-rate numeric games;

k)
the licensee violates regulations on the repression of abnormal, illegal, or clandestine games and, in particular, when it itself or through a parent company or associated company, wherever located, markets on Italian territory other games similar to the automated Lotto and other fixed-rate numeric games without the required license or other games prohibited by Italian ordinances;

l)
the licensee violates the obligations and duties, including of communication, under this deed of agreement and, particularly with respect to the provisions of Article 9, paragraph 2, and Article 7, paragraph 1, letter b);

m)	in the event of severe breach of the obligations of payment of winnings and reimbursement to players by the specified deadlines;

n)
the licensee does not pay the sums due within the timeframes and using the methods established by Article 14, as well as provisions on the subject of automated Lotto and other fixed-rate numeric games;

o)	the licensee carries out the collection of games in areas other than those where the physical collection points are located, with the exception of the specifications of Article 10, paragraph 3;

p)	the licensee does not adjust the amounts of the guarantee under Article 24 by the deadline set in the same article;

q)
the licensee is more than fifteen days late, with respect to what is set out by current legislation on automated Lotto and other fixed-rate numeric games and current provisions on financial flows, in paying the amounts owed to ADM under Article 25, particularly the lump sum payment set out in paragraph 4 of that article;

r)	the licensee impedes, formally or substantially, the correct and complete exercise of control by ADM under Article 28;

s)	the licensee does not comply with the minimum percentage of service levels which leads to termination under Annex 1;

t)
the licensee makes the technological updates of the electronic network system and gaming terminals set out by Article 16, paragraph 4, letter a) by the final deadline indicated in the investment plan contained in the technical bid to an extent less than 60% (sixty percent) of the amount proposed.

u)	the licensee does not perform the necessary activities for transition to a devolved system;

v)	The licensee does not realize the organizational structure, functions, and processes with the qualitative and quantitative characteristics indicated in the organizational plan.
3. In case of revocation of the license or termination of the license, this connected deed of agreement is automatically terminated.
4. The licensee will be owed no indemnity due to termination of the license.
5. If ADM intends to revoke or pronounce the termination of the license under paragraphs 1 and 2 of this article or other articles of the agreement, it contests the charge and gives notification of the initiation of the relevant proceeding to the licensee under Articles 7 and 8 of Law no. 241 of August 7, 1990, granting them no less than 15 days for written rebuttals. At the end of the proceeding, ADM, having evaluated any rebuttals, adopts the justified order of revocation or termination, which must establish:

a)	deadlines for devolution of the physical distribution network for the collection of automated Lotto and other fixed-rate numeric games;

b)	the methods and duration of mandatory management;

c)	the penalties to be applied to the terminated licensee in the event of failure to comply with the deadlines and methods under letters a) and b).
6. In the event of order of revocation or termination of the license, the guarantee under Article 24, paragraph 1 is confiscated by ADM, without prejudice to the right to request further reimbursement for any damage suffered and suffering, as well as the reimbursement of expenses.
7. No indemnity is owed to the licensee in cases of early termination of the license by fault of the licensee.
Article 31
Obligations of the licensee in case of cessation of activity or revocation or termination
1. In the case of revocation of the license or termination of the license under Article 30, the licensee must expressly and unconditionally, by the deadlines indicated by ADM in the order of revocation or termination, devolve to ADM, another licensee, or another third party indicated by ADM, all the tangible and intangible assets that constitute both the physical and distance distribution networks for the collection of the automated Lotto and other fixed-rate numeric games according to the methods set out in Article 22.
2. At the end of the duration of the license, the licensee devolves, at no charge to ADM, the use of all the assets that constitute the physical and distance distribution network upon request of ADM, which must be notified at least six months prior to expiration of the license, or notified about the order of revocation or termination of the license. The assets, at the time of devolution, must be free from the rights and claims of third parties.
3. Sale operations – which will take place in consultation between ADM and the licensee, with the drafting of the appropriate reports – will start in the quarter preceding the expiration of the deadline of the agreement, safeguarding the need not to compromise, in this period as well, the functionality of the system. The cost of the devolution will be covered by the licensee.

4. In the quarter referred to above, the licensee must provide to ADM staff, who will be able to provide the assistance of specially-assigned technical experts, all information and news that is useful to facilitate the transfer of management.
5. ADM has the right to take over from the licensee in any contract necessary for manage services for automated Lotto and other fixed-rate numeric games. For this purpose, the licensee agrees henceforth to include, in contracts to be entered into with its suppliers, a special clause that allows ADM the right to take over and/or renew these contracts at their expiration.
6. At the end of any sale operations, assets and liabilities will be regulated between ADM and the licensee. The licensee must terminate, upon request of ADM, any collaboration relationship put into place for the implementation of the license, excluding, and any case and without exception, remaining charges for ADM. Also excluded is the succession of ADM in relations with staff used by the licensee for the performance of the activities and functions under the agreement.
7. The licensee agrees, taking responsibility for any charge that may arise, to release ADM from any liability and charge – emerging after the completed sale – for the activities carried out, the contractual relations initiated, and the labor relations initiated for the execution of the activities and functions entrusted in license.
8. The licensee must also expressly guarantee the mandatory management, using the methods and for the duration indicated by ADM in the order of revocation or termination, in order to ensure the continuity of the game collection and to allow the transfer of the activities and functions under the license to ADM, another licensee, or a third party indicated by ADM.
9. The licensee receives, for the period of mandatory management, the premium under Article 26.

CHAPTER VII
FINAL PROVISIONS

Article 32
Protection of confidentiality of information
1. The parties, in compliance with the provisions under Legislative Decree no. 196 of June 30, 2003, expressly agree not to disclose, in any way and any format, confidential information and not to make it subject to use, for any reason, for purposes other than those strictly connected to the execution of the activity and functions under the license.
Article 33
Applicable law and governance of disputes
1. The license is regulated and interpreted according to the regulations of Italian and European Union law.
2. For anything not expressly agreed-upon between the parties, the regulations of applicable substantive and procedural law set out by the EU and Italian legal systems shall apply.

Article 34
Resolution of disputes
1. Any disputes that may arise regarding the application of this agreement, in cases where the ADM exercises authoritative powers, will be resolved under Article 133, paragraph 1, letter c), and Article 135, paragraph 1, letter q-quater of Legislative Decree no. 104 of July 2, 2010 on the Code of Administrative Procedure, excluding, in any case recourse to arbitration proceedings.
Rome, [handwritten:] 06/20/2016

For ADM     [signature]
For the licensee     [signature]

Under Article 1341 et seq. of the Italian Civil Code, the licensee specifically approves the following:
For the licensee

Article 2 – paragraph 2;	Signature [signature]
;	Signature [signature]
Article 5;	Signature [signature]
Article 9;	Signature [signature]
Article 10; ....	Signature [signature]
Article 11 – paragraphs 3 and 7;	Signature [signature]
Article 12;	Signature [signature]
Article 13;	Signature [signature]
Article 14 – paragraphs 2, 3, 4, 5, and 6;	Signature [signature]
;	Signature [signature]
;	Signature [signature]
Article 18 – paragraph 4;	Signature [signature]
Article 20 – paragraph 2;	Signature [signature]
Article 22;	Signature [signature]
Article 23;	Signature [signature]
Article 24;	Signature [signature]

281

Article 27 – paragraph 2;	Signature [signature]
Article 28 – paragraph 6;	Signature [signature]
Article 29;	Signature [signature]
Article 30;	Signature [signature]
Article 31;	Signature [signature]
Article 33;	Signature [signature]

ORGANIZATION OF THE DEED OF AGREEMENT – ANNEX 1

SELECTION PROCEDURE FOR AWARDING THE LICENSE
FOR THE MANAGEMENT OF EXERCISE OF THE GAME
CALLED AUTOMATED LOTTO AND OTHER FIXED-RATE NUMERIC GAMES

SERVICE LEVELS AND PENALTIES FOR OPERATION THE COLLECTION
NETWORK AND THE EXTRACTION SYSTEM

TABLE OF CONTENTS
INTRODUCTION                                        3

1	SERVICE LEVELS AND PENALTIES FOR OPERATION OF THE PHYSICAL DISTRIBUTION NETWORK 4
1.1    PROCESSING SYSTEM SERVICES                        4
1.2    AVAILABILITY OF PROCESSING SYSTEM AND ELECTRONIC 4
NETWORK
1.3    SUPPORT AT PHYSICAL COLLECTION POINTS                6
1.3.1    Central support                                    6
1.3.2    Peripheral support                                9

2	SERVICE LEVELS AND PENALTIES FOR OPERATION OF THE DISTANCE DISTRIBUTION NETWORK 12

2.1	SYSTEM SERVICES AND TECHNICAL/OPERATIONAL OPERATION
OF THE SYSTEM                                12
2.2    CENTRAL SUPPORT                                15
3    ACTIVATION OF NEW COLLECTION POINTS                    19
4    REVOCATION OR SUSPENSION OF PHYSICAL COLLECTION POINTS    19
5    EXTRACTION SYSTEM SERVICES                        20
6    SERVICES RELATED TO THE PLAN FOR PROVISIONING AND
DELIVERY OF GAMING MATERIAL                        22
7    METHODS OF CONTROL OF SERVICE LEVELS                    23

INTRODUCTION
The licensee must guarantee compliance with the service levels indicated in this document, consistent with the provisions in the organization of the deed of agreement and the technical specifications.
In guarantee of the prescriptions regarding service levels, below are specified the penalties applied to the licensee in the event of non-compliance with the provisions under the organization of the deed of agreement and the technical specifications and the cases of application of those penalties.

In particular, the service levels that the licensee must ensure regard:
1.    the operation of the network of physical collection points, and more precisely:
1.1    processing system services;
1.2    availability of the processing system and electronic network;
1.3    support at central and peripheral physical collection points;
2.    the operation of the network of distance collection points:
2.1    system services and operation of the distance distribution network;
2.2    support at distance collection points;
3.    activation of a new physical collection point for the game under license;
4.    revocation or suspension of a physical collection point;
5.    extraction system services;
6.    services regarding the plan for provision and delivery of gaming material.

1	SERVICE LEVELS AND PENALTIES FOR OPERATION OF THE PHYSICAL DISTRIBUTION NETWORK
1.1    PROCESSING SYSTEM SERVICES
Processing system services are measured in terms of duration the sale operation, understood as the time between the confirmation of the play on the gaming terminal and the issuance of the gaming receipt.
This duration should not exceed 5 (five) seconds in 95% (ninety-five percent) of cases.
The licensee's failure to comply with the service levels indicated above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Duration of sales operation	95% (ninety-five percent) of cases with a duration not exceeding 5 (five) seconds	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point percent off from the indicated threshold value
	100% (one hundred percent) of cases with a duration not exceeding 10 (ten) seconds	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold values

1.2    AVAILABILITY OF PROCESSING SYSTEM AND ELECTRONIC NETWORK
The licensee must ensure that the percentage of availability of the processing system and electronic network, detected at a functioning interval between 12:00 AM and 11:59 PM, is not less than:
a) 98% (ninety-eight percent) on a monthly basis;
b) 96% (ninety-six percent) on a daily basis.
These values are considered net of the times necessary for extraordinary and planned maintenance as agreed with ADM.
The percentage of availability is detected considering the minutes of availability in the scheduled interval.
The licensee's failure to comply with the service levels indicated in points a) and b) above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Availability of the processing system and electronic network	98% (ninety-eight percent) of minutes foreseen on a monthly basis	Monthly	Up to 0.2% (zero point two percent) of the collection made in the four preceding weeks of play, for every decimal point percentage off from the threshold value
	96% (ninety-six percent) of minutes foreseen on a daily basis	Daily	Up to 50% (fifty percent) of the average collection (calculated in the four preceding weeks of play) realized in the temporal interval of non-availability greater than that allowed

1.3    SUPPORT AT PHYSICAL COLLECTION POINTS
The licensee must guarantee, for purposes of operation of the physical distribution network, sufficient central and peripheral support at physical collection points.
1.3.1    Central support
The licensee provides central support at physical collection points. For this purpose, the licensee provides for the management of the central system for the Contact Center, so as to ensure timely responses to requests for clarification at physical collection points. Furthermore, the licensee is responsible for the removal of any possible malfunctions of the processing system that harm the functionality of the connection network with the physical collection points.
In particular, the licensee ensures the central support service to physical collection points during the hours indicated below:
Monday – Saturday from 7:00 AM. to 8:00 PM
Sundays and weekday holidays between 7:00 AM to 8:00 PM
In the event of noncompliance with the aforementioned hours, a penalty of up to €3,000.00 (three thousand euros and no cents) for each hour of failure to provide support will be applied.
The licensee must ensure the following service levels:
a) Response times (by telephone and email support and other quick communication channels) to requests for clarification and information:
i. Within 1 working hour for 90% (ninety percent)
i. Within 4 working hours for 95% (ninety-five percent)
iii. By the end of the next work day for 100% (one hundred percent).

The licensee's failure to comply with the service levels indicated above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Response times to requests for clarification and information	Within 1 working hour for 90% (ninety percent) of requests for informational support	Monthly	Up to €500.00(five hundred euros and no cents) for each decimal point percentage off from the indicated threshold value
	Within 4 working hours for 95% (ninety-five percent) of requests for informational support	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the next working day for 100% (one hundred percent) of requests for informational support	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

b) Intervention times for the resolution of malfunctions of the electronic network
The time for removal of a malfunction of the electronic network is calculated as the time between the opening of the malfunction at the contact center and the restoration of correct functioning, net of the interventions of the service provider company for telecommunication networks, with reference to the service schedule of the contact center.
The service levels for the resolution of such malfunctions are described below.
Support in case of malfunctions that limit gaming activities

b1) for 98% (ninety-eight percent) of cases     within 4 working hours after receipt
of report from support service;
b2) for 100% (one hundred percent) of cases     by the end of the next business day after
receipt of report from support service;

Support in case of malfunctions that do not limit gaming activities
b3) for 90% (ninety percent)            of cases by the end of the second business day after
receipt of report from support service
b4) for 100% (one hundred percent)         of cases by the end of the fourth working day after
receipt of report from support service

The licensee's failure to comply with the service levels indicated above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
	Within 4 working hours for 98% (ninety-eight percent) of cases of request for support for malfunctions that limit the activity of gaming collection	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

Intervention times for the resolution of malfunctions of the electronic network	By the end of the next working day for 100% (one hundred percent) of cases of request for support for malfunctions that limit the activity of gaming collection	Monthly	Up to €10,000.00 (ten thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the second working day for 90% ninety percent) of cases of request for support for malfunctions that limit the activity of gaming collection	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the fourth working day for 100% (one hundred percent) of cases of request for support for malfunctions that limit the activity of gaming collection	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

1.3.2    Peripheral support
The licensee ensures peripheral support to physical collection points or technical and capillary support in the area necessary for the removal of possible malfunctions of equipment installed at the physical collection points.
In particular, the licensee ensures the technical support service to physical collection points during the hours indicated below:
Monday – Saturday from 7:00 PM. to 8:00 PM
Sundays and weekday holidays between 7:00 AM to 8:00 PM

In the event of noncompliance with the aforementioned hours, a penalty of up to €3,000.00 (three thousand euros and no cents) for each hour of failure to provide support will be applied.
In particular, the licensee must guarantee and comply with the following service levels using the methods indicated in the organizational plan consistent with the technical specifications.
Percentage of interventions resolving requests for peripheral support expressed as a percentage with reference to the threshold values.

a)	60% (sixty percent) within 4 working hours

b)	90% (ninety percent) within 8 working hours

c)	100% (one hundred percent) within 2 working days
The licensee's failure to comply with the service levels indicated above for two consecutive months will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Times for resolution of problems regarding requests for peripheral support	60% (sixty percent) within 4 working hours	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	90% (ninety percent) within 8 working hours	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

100% (one hundred percent) within 2 working days	Monthly	Up to €3,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

2	SERVICE LEVELS AND PENALTIES FOR OPERATION OF THE DISTANCE DISTRIBUTION NETWORK
The service levels that the licensee must ensure in the operation of the distance collection points regard:

•	provision of the processing system and technical/operational functioning of the same;

•	support at distance collection points;
To ensure compliance with service levels, general obligations, and commitments related to the activities and functions under the license, ADM, after the formal objection to the licensee, for each breach detected and in relation to the severity and the duration of the same, applies the following penalties.

2.1    SYSTEM SERVICES AND TECHNICAL/OPERATIONAL FUNCTIONING OF THE SYSTEM
The processing system must ensure the continuity of the service during the operation of the game, in any circumstance, independently of the processing system load. In the context of the technical/operational functioning, the service levels for the management of the processing system and electronic network must be ensured.
In particular, the following service levels must be guaranteed:
percentage of availability of system and electronic network, detected in the interval of availability of the service set out for the online Lotto by ADM provisions, from Monday to Sunday, not less than 92% (ninety-two percent) on a daily basis – 24 hours – and not less than 96% (ninety-six percent) on a monthly basis.
If the number is off compared to the threshold values for service levels on a daily or monthly basis, the following penalties will apply:

Service level	Threshold Value	Detection Interval	Penalty
Availability of the processing system and electronic network	92% (ninety-two percent) of required minutes on a daily basis	Daily
1.2% (one point two percent) of average tax income from online Lott, for each point off from the threshold value. The average daily tax income is calculated on the prior calendar month.
If, from the start of the license, no violations of this nature have been found, the penalty is reduced by 50% (fifty percent).

	96% (ninety-six percent) of required minutes on a monthly basis	Monthly
1.5% (one point five percent) of monthly average tax income from online Lotto, for each point off from the threshold value. The average monthly tax income is calculated based on the prior 3 calendar months.
If from the start of the license no violations of this nature have been found, the penalty is reduced by 50% (fifty percent).

These service levels must be insured simultaneously with the operational startup of the equipment.
The non-availability of the service is to be considered net of the time necessary for extraordinary and planned maintenance as agreed with ADM.

Rounding
For purposes of calculating the displacement between the actual percentages and the contractual percentages, the 1st must be rounded as follows:
- round to 0% (zero percent) for displacements between 0.00% (zero point zero zero percent) and 0.49% (zero point forty nine percent);
- round to 1% (one percent) for displacements greater than 0.49% (zero point forty-nine percent).

For purposes of calculating hours of delay, fractions are rounded as follows:
- from 1 to 29 minutes: zero hours;
- from 30 to 60 minutes: 1 hour

For purposes of calculating days of delay, fractions are rounded as follows:
- from 1 hour to 11 hours and 59 minutes: zero days;
- from 12 hours to 24 hours: 1 day.
The licensee may submit a report with its own considerations regarding the justifications for any displacements from required values.

2.2    CENTRAL SUPPORT
The licensee provides central support to distance collection points through the central system of the Contact Center or another appropriate structure to satisfy informational requirements. Furthermore, the licensee is responsible for the removal of any malfunctions of the processing system which harms the functionality of the connection network with the distance collection points.
The central support service to the distance collection points has the following schedule:
Monday – Saturday from 7:00 AM to 8:00 PM
Sundays and weekday holidays between 7:00 AM to 8:00 PM
In the event of noncompliance with the aforementioned hours, a penalty of up to €3,000.00 (three thousand euros and no cents) for each hour of failure to provide support will be applied.
The licensee must ensure the following service levels:
a) Response times (through telephone and email support and other quick communication channels) to requests for clarification and information:
i. Within 1 working hour for 90% (ninety percent)
i. Within 4 working hours for 95% (ninety-five percent)
iii. By the end of the next work day for 100% (one hundred percent).

The licensee's failure to comply with the service levels indicated above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Response times to requests for clarification and information	Within 1 working hour for 90% (ninety percent) of requests for informational support	Monthly	Up to €500.00 (five hundred euros and no cents) for each decimal point percentage off from the indicated threshold value
	Within 4 working hours for 95% (ninety-five percent) of requests for informational support	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the next work day for 100% (one hundred percent) for requests for information support	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

b) Intervention times for the resolution of malfunctions of the electronic network
The time for removal of a malfunction of the electronic network is calculated as the time between the opening of the malfunction at the contact center and the restoral of correct functioning, net of the interventions of the service provider company for telecommunications networks, with reference to the service schedule of the contact center.
The service levels for the resolution of such malfunctions are described below.
Support in cases of malfunctions that limit gaming activities
b1) for 98% (ninety-eight percent) of cases     within 4 working hours after receipt
of report from the support service;
b2) for 100% (one hundred percent) of cases     by the end of the next business day after
receipt of report from the support service
Support in cases of malfunctions that do not limit gaming activities
b3) for 90% (ninety percent) of cases         by the end of the second business day after
receipt of report from the support service
b4) for 100% (one hundred percent) of cases     by the end of the fourth business day after
receipt of report from the support service
The licensee's failure to comply with the service levels indicated above will lead to the application of the penalties shown below.

Service level	Threshold Value	Detection Interval	Penalty
Intervention times for the resolution of malfunctions of the electronic network	Within 4 working hours for 98% (ninety-eight percent) of cases of request for support for malfunctions that limit gaming collection activity	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the 1st working day for 100% (one hundred percent) of cases of request for support for malfunctions that limit gaming collection activity	Monthly	Up to €10,000.00 (ten thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the 2nd working day for 90% ninety percent) of cases of request for support for malfunctions that limit gaming collection activity	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	By the end of the 4th working day for 100% (one hundred percent) of cases of request for support for malfunctions that limit gaming collection activity	Monthly	Up to €2,000.00 (two thousand euros and no cents) for each decimal point or fraction of a point percentage off from the indicated threshold value

3    ACTIVATION OF NEW COLLECTION POINTS
The licensee, in the context of the expansion of the collection network (Directorial Decree of 12/13/2003) or reactivation after prior revocation of the license, must make operational each physical collection point within of 90 (ninety) days of communication from ADM.

Service level	Threshold Value	Detection Interval	Penalty
Activation times for new points	Within 90 (ninety) days of communication from ADM of the entering into of the contract 100% (one hundred percent)	Monthly	Up to €1,000.00 (one thousand euros and no cents) for each day of delay for each collection point

4    REVOCATION OR SUSPENSION OF PHYSICAL COLLECTION POINTS
The order of revocation or suspension of the service, communicated by ADM by 4:00 PM of each working day, will be rendered operative by the licensee within 1 hour of the completed communication, or by 9:00 AM the next working day if communication is made after 4:00 PM.
The licensee's failure to comply with the service levels identified leads to the application of the penalties indicated below, without prejudice to ADM's right to claim further damages to the Treasury for any failed payment of game income by the collection point.

Service level	Threshold Value	Detection Interval	Penalty
Revocation or suspension time	One hour for communications from ADM by 4:00 PM	Up to 2 hours	€5,000.00 (five thousand euros and no cents) for each hour or fraction thereof
		More than 2 hours	€1,000.00 (one thousand euros and no cents) for each hour or fraction thereof
	By 9:00 AM the next working day for ADM communications received after 4:00 PM	Up to 2 hours	€5,000.00 (five thousand euros and no cents) for each hour or fraction thereof
		More than two hours	€1,000.00 (one thousand euros and no cents) for each hour or fraction thereof

5    EXTRACTION SYSTEM SERVICES
The licensee must ensure that the extraction system, whether related to the lotto game through the use of automated equipment, for 10eLOTTO through the automatic system, or any other possible extraction system that may be introduced, ensures the timeliness of the operations intended to avoid the possibility of reduced collections due to lack of knowledge about the results of the extractions.
The percentage of availability of the extraction system is detected for 10eLOTTO in the interval of functioning between 11:59 PM and 12:00 AM.

a)	at 100% (one hundred percent) monthly for immediate 10eLOTTO extractions;

b)	90% (one hundred percent) monthly for 10eLOTTO extractions at the precise planned time intervals;

c)	100% (one hundred percent) monthly for 10eLOTTO extractions at time intervals within 20 seconds of the planned precise time interval;

d)	100% (one hundred percent) monthly for 10eLOTTO extractions done within 15 minutes of the planned schedule;

The licensee's failure to comply with the service levels identified above in points a), b), c), and d) leads to the application of the penalties indicated below, without prejudice to ADM's right to claim further damages deriving to the Treasury for any failed collection.

Service level	Threshold Value	Detection Interval	Penalty
Availability of 10eLOTTO extraction system, immediate mode	100% (one hundred percent) of extractions requested by players	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

Service level	Threshold Value	Detection Interval	Penalty
Availability of 10eLOTTO extraction system time interval mode	90% (ninety percent) of extractions made at the precise scheduled time interval	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
	100% (one hundred percent) of extractions made within 20 seconds of the precise scheduled time interval	Monthly	Up to €10,000.00 (ten thousand euros and no cents) for each decimal point percentage off from the indicated threshold value

Service level	Threshold Value	Detection Interval	Penalty
Availability of lotto game extraction system	100% (one hundred percent) of extractions done within 15 minutes of the expected schedule for extractions	Monthly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point or fraction thereof percentage off from the indicated threshold value

6	SERVICES REGARDING THE PLAN FOR PROVISION AND DELIVERY OF GAMING MATERIAL
To ensure the correct functioning of the planning and control system for deliveries to physical collection points, the related provisioning and deliveries plan must be defined. The following service levels will be monitored:

•	percentage of deliveries properly made;

•	number of deliveries fulfilled for unplanned requests.
The plan for provisioning and deliveries as well as its actual realization during the year must be subject to continuous monitoring and periodic projection.
In the event of noncompliance, the following penalties will be applied:

Service level	Threshold Value	Detection Interval	Penalty
Percentage of deliveries within the scheduled times	100% (one hundred percent) of the value in the organizational plan	Quarterly	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage off from the indicated threshold value
Number of deliveries fulfilled for unplanned requests	100% (one hundred percent) of unplanned requests within the average timeframes indicated in the organizational plan	Annually	Up to €5,000.00 (five thousand euros and no cents) for each decimal point percentage or fraction thereof off from the indicated threshold value

7    METHODS OF CONTROL OF SERVICE LEVELS
The awardee submits to ADM for approval, within 60 (sixty) days of the provision under paragraph 20.6 of the specifications, the methods for detecting the data necessary to verify service levels together with the related control instruments to be used for this detection.
For purposes of control of service levels and the consequent application of penalties, it will proceed as follows:

a)
the results of the detections of service level carried out will be provided to ADM by the licensee within 20 (twenty) days from the end of each calendar month and will regard detections made in the prior calendar month;

b)	the licensee may submit a report with its own considerations regarding justifications for any displacements from required values;

c)	ADM reserves the right to make inspection visits at the site of the licensee to ascertain compliance with service levels; ADM will define control plans, carried out also using feedback from the ADM control system.

[initalled] [signature]
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